EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (Form S-3) and related Prospectus of Institutional Financial Markets, Inc. of our report dated August 30, 2010 (except for note 13 as to which the date is September 13, 2010), with respect to the consolidated statements of financial condition of JVB Financial Holdings, LLC and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, which are included in Institutional Financial Markets, Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 4, 2011 and to the use of our name as it appears under the caption “Experts.”

/s/ Sherb & Co., LLP

Boca Raton, Florida

April 26, 2011